Exhibit 4.9

SUPPLEMENTAL WARRANT AGREEMENT

THIS SUPPLEMENTAL WARRANT AGREEMENT (this “Agreement”), is made and entered effective as of ________, 2024, by and among Plutonian Acquisition Corp., a Delaware corporation (the “Company”), Big Tree Cloud Holdings Limited, a Cayman Islands company (“PubCo”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company entered into that certain Warrant Agreement, dated November 9, 2022 (the “Warrant Agreement”), with the Warrant Agent pursuant to which the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of up to 5,750,000 warrants (the “Public Warrants”) underlying units issued in the Company’s initial public offering (the “IPO”), and up to 266,125 warrants (the “Private Warrants,” together with the Public Warrants, the “Warrants”) underlying units issued in a private placement consummated simultaneously with the IPO (the “Private Placement”);

WHEREAS, the IPO and the Private Placement were consummated on November 15, 2022;

WHEREAS, the Company has entered into a merger agreement, dated as of October 9, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), with PubCo, Big Tree Cloud International Group Limited, a Cayman Islands exempted company (“HoldCo”), Big Tree Cloud Merger Sub I Limited, an exempted company incorporated in Cayman Islands (“Merger Sub 1”), Big Tree Cloud Merger Sub II Inc., a Delaware corporation (“Merger Sub 2”) and Guangdong Dashuyun Investment Holding Group Co., Ltd., a limited liability company incorporated in the PRC;

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub 1 will merge with and into the HoldCo whereby the separate existence of Merger Sub 1 will cease and HoldCo will be the surviving corporation and become a wholly owned subsidiary of PubCo, and (ii) Merger Sub 2 will merge with and into the Company, the separate existence of Merger Sub 2 will cease and the Company will be the surviving corporation and a direct wholly owned subsidiary of PubCo (the “Business Combination”); and as a result of the Business Combination, holders of ordinary shares of HoldCo and the Company will become holders of ordinary shares of PubCo (the “PubCo Ordinary Shares”);

WHEREAS, upon consummation of the Business Combination, as provided in Section 4.5 of the Warrant Agreement, the Warrants will no longer be exercisable for ordinary shares of the Company but instead will be exercisable (subject to the terms of the Warrant Agreement as amended hereby) for PubCo Ordinary Shares;

WHEREAS, in connection with the Business Combination, the Company desires to assign all of its right, title and interest in the Warrant Agreement to PubCo and PubCo wishes to accept such assignment;

WHEREAS, Section 9.8 of the Warrant Agreement states, among other things, that the Warrant Agreement and any Warrant certificate may be amended by the parties by executing a supplemental warrant agreement, without the consent of any of the Warrant Holders, for the purpose of evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Warrant Agreement and the Warrants;

WHEREAS, the Company has rights, duties, covenants and other obligations under the Warrant Agreement (the “Obligations”), which continue after the Business Combination, and PubCo has agreed to assume the Obligations in connection with the Business Combination;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and PubCo agree as follows:

1.	Assumption of the Obligations. As of the date hereof, PubCo hereby assumes all of the Obligations under the Warrant Agreement.

2.	Amendments to the Warrant Agreement. The Warrant Agreement is hereby amended as follows:

a)	In the context of the Obligations to be assumed, any reference to “the Company” in the Warrant Agreement (including all Exhibits thereto) shall mean “Big Tree Cloud Holdings Limited” and all references to “Ordinary Shares” (including all Exhibits thereto) shall mean “Ordinary Shares of Big Tree Cloud Holdings Limited;”

b)	Section 2.4 “Detachability of Public Warrants” shall be deleted in its entirety as it is no longer in force and effect; except that the term “Representative” which was defined in Section 2.4 as “EF Hutton, as representative of the underwriters,” shall continue to be defined as such throughout the Warrant Agreement;

c)	Section 5.1 “Transfer of Public Warrants” shall be deleted in its entirety as it is no longer in force and effect;

d)	Section 7.3 is hereby deleted and replaced in its entirety as follows:

“Issuance of Ordinary Shares. Big Tree Cloud Holdings Limited shall at all times reserve and ensure that the number of Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement are available for issuance.”; and

e)	Section 9.2 is hereby amended in part to change the delivery of notices and a copy of notices to:

Big Tree Cloud Holdings Limited
Room 3303, Building 1, Zhongliang Yunjing Plaza
Heshuikou Community, Matian Street, Guangming District
Shenzhen 518083, PRC
Attn: Ting Yan
Email: yanting@bigtreeclouds.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
43/F, Jing An Kerry Center Tower II
1539 Nanjing West Road
Shanghai 200040, PRC
Attn: Jia Yan
Email: jiayan@paulhastings.com

And

Wilson Sonsini Goodrich & Rosati
Suite 1509, 15/F, Jardine House
1 Connaught Place, Central
Hong Kong
Attn: Weiheng Chen
Email: wchen@wsgr.com

3.	No Other Amendments. Except for the amendments expressly set forth in this Agreement, the Warrant Agreement shall remain unchanged and in full force and effect.

4.	Entire Agreement. The Warrant Agreement (as amended by this Agreement), sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth in the Warrant Agreement (as amended by this Agreement). The Warrant Agreement (as amended by this Agreement) supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

5.	Miscellaneous.

a)	The Company and PubCo agree to execute such reasonable further instruments or perform such reasonable acts which are or may become reasonably necessary to carry out the intent of this Agreement.

b)	This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflict of laws principles.

c)	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PLUTONIAN ACQUISITION CORP.

By:
Name:
Title:

BIG TREE CLOUD HOLDINGS LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

3